Exhibit 10.2

Restricted Stock Unit
Three-Year Vest

TRIMAS CORPORATION
2011 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNITS AGREEMENT

TriMas Corporation (the “Corporation”), as permitted by the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, as amended (“Plan”), and as approved by the Committee, grants to the individual listed below (“Grantee”), a Restricted Stock Units Award (“Award”) for the number of Restricted Stock Units set forth below (“Restricted Stock Units”), subject to the terms and conditions of the Plan and this Restricted Stock Units Agreement (“Agreement”).
Unless otherwise defined in this Agreement or in Appendix A to this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan. The term “Service Provider” as used in this Agreement means an individual actively providing services to the Corporation or a Subsidiary or Affiliate of the Corporation.
I.    NOTICE OF RESTRICTED STOCK UNITS AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	[grant date]
Grant Date:	March 1, 2017
Number of Restricted Stock Units:	[number of Restricted Stock Units]

II.    AGREEMENT
A.    Grant of Restricted Stock Units. The Corporation grants to Grantee (who, pursuant to this Award is a Participant in the Plan) the number of Restricted Stock Units set forth above, subject to adjustment as provided in this Agreement. The Restricted Stock Units granted under this Agreement are payable only in shares of Stock as described in Section II.A.2. Notwithstanding anything to the contrary anywhere else in this Agreement, the Restricted Stock Units subject to this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.
1.    Vesting.
(a)General. Subject to Section II.A.1(b), the Restricted Stock Units will vest in three equal installments on the first three anniversaries of the Grant Date (each, a “Vesting

Date”), subject to Grantee’s continued status as a Service Provider through each such Vesting Date.

(b)Termination of Service; Forfeiture. Notwithstanding any other provision of this Agreement:

(i)    Voluntary Termination; Termination for Cause. Any unvested Restricted Stock Units subject to the Award will be canceled and forfeited if Grantee voluntarily terminates as a Service Provider (other than for Good Reason as provided below), or if Grantee’s status as a Service Provider is involuntarily terminated by the Corporation or a Subsidiary or Affiliate of the Corporation for Cause. Notwithstanding the foregoing, no termination of Grantee’s employment shall qualify as a termination for Cause unless (x) the Corporation notifies Grantee in writing of the Corporation’s intention to terminate Grantee’s employment for Cause within 90 days following the initial existence of the occurrence or event giving rise to Cause, (y) Grantee fails to cure such occurrence or event within 30 days after receipt of such notice from the Corporation and (z) the Corporation terminates Grantee’s employment within 45 days after the expiration of Grantee’s cure period in subsection (y).
(ii)    Death; Disability. If Grantee ceases to be a Service Provider prior to any Vesting Date as a result of Grantee’s death or Disability, Grantee shall fully vest in the Restricted Stock Units subject to the Award that have not already vested as of the date on which Grantee ceases to be a Service Provider due to Grantee’s death or Disability.
(iii)    Qualifying Termination Prior to a Change of Control. If Grantee has a “Qualifying Termination” (as defined in Appendix A) that occurs prior to a “Change of Control” (as defined in Appendix A) and before the final Vesting Date, Grantee shall vest in a pro-rata portion of Grantee’s unvested Restricted Stock Units, with the pro-rata amount calculated by (x) multiplying the total number of Restricted Stock Units subject to this Award by a fraction with (i) a numerator equaling the number of whole calendar months that have elapsed from the Grant Date to the date of Grantee’s termination, and (ii) a denominator equal to 36, and then (y) subtracting the number of Restricted Stock Units that have already vested under this Award.
(iv)    Qualifying Termination Following a Change of Control. If Grantee has a Qualifying Termination within two years following a Change of Control, Grantee shall fully vest in the Restricted Stock Units subject to the Award that have not already vested.
Any Restricted Stock Units that do not vest in accordance with Section II.A.1(a) or this Section II.A.1(b) shall be canceled and forfeited as of the date of Grantee’s termination of services. Further, subject to Code Section 409A, the Corporation retains the right to accelerate the vesting of all or a portion of the Restricted Stock Units subject to this Award.

2.    Settlement.
(a)    General. Subject to Section II.A.2(b) below, and as soon as administratively practicable following (but no later than thirty (30) days following) each applicable Vesting Date, the Corporation shall issue Grantee one share of Stock for each Restricted Stock Unit that is vested on such Vesting Date.
(b)    Other Payment Events. Notwithstanding Section II.A.2(a), to the extent the Restricted Stock Units have not previously been settled, if Grantee ceases to be a Service Provider prior to any Vesting Date as a result of Grantee’s death, Disability, or Qualifying Termination, and such cessation to be a Service Provider constitutes a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), the Corporation shall issue Grantee one share of Stock for each vested Restricted Stock Unit as soon as practicable following (but no later than thirty (30) days following) the date of such cessation.
3.    Dividend Equivalent Rights. From and after the Grant Date and until the earlier of (a) the time when the Restricted Stock Units vest and are settled in accordance with Section II.A.2 hereof or (b) the time when Grantee’s rights to the Restricted Stock Units are forfeited in accordance with Section II.A.1(b) hereof, on the date that the Corporation pays a cash dividend (if any) to holders of Stock generally, Grantee shall be credited with cash per Restricted Stock Unit equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment or forfeitability) as apply to the Restricted Stock Units based on which the dividend equivalents were credited, and such amounts shall be paid in either cash or Stock, as determined by the Committee in its sole discretion, at the same time as the Restricted Stock Units to which they relate. If such amounts are paid in Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing such credited amounts by the Fair Market Value per share of Stock on the payment date.
4.    Rights as a Shareholder. Grantee will not have any rights of a stockholder (including voting and dividend rights) with respect to the Restricted Stock Units covered by this Award (except as otherwise provided in Section II.A.3).
5.    Adjustments. The Restricted Stock Units covered by this Award will be subject to adjustment as provided in Section 17 of the Plan.
B.    Other Terms and Conditions.
1.    Non-Transferability of Award. Except as described below, this Award and the Restricted Stock Units subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
2.    Withholding. Grantee authorizes the Corporation or Grantee’s employer to withhold from the shares of Stock to be delivered as payment the number of shares of Stock needed to satisfy any applicable minimum income and employment tax withholding obligations, or Grantee agrees to tender sufficient funds to satisfy any applicable income and employment tax withholding obligations in connection with the vesting of the Restricted Stock Units under this Award. Notwithstanding any other provision of this Agreement or the Plan, the Corporation shall not be obligated to guarantee any particular tax result for Grantee with respect to any payment provided to Grantee hereunder, and Grantee shall be responsible for any taxes imposed on Grantee with respect to any such payment.
3.    Dispute Resolution. Grantee and the Corporation agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section II.B.3., irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)    Negotiation. Grantee and the Corporation will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
(b)    Arbitration. If Grantee and the Corporation do not reach a solution within a period of 30 days from the date on which the dispute, claim, disagreement, or controversy arises, then, upon written notice by Grantee to the Corporation or the Corporation to Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules (the “Arbitration Rules”).
(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Corporation will pay all of the fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys fees or other costs of representation.
(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.

(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section II.B.3 survive the termination or expiration of this Agreement, are binding on the Corporation’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Corporation. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.
4.    Code Section 409A. Without limiting the generality of any other provision of this Agreement and to the extent applicable, Sections 18.9 and 18.10 of the Plan pertaining to Code Section 409A are explicitly incorporated into this Agreement.
5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Corporation or any Subsidiary or Affiliate of the Corporation, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Grantee and the Corporation or any Subsidiary or Affiliate of the Corporation.
6.    Effect on Other Benefits. In no event will the value, at any time, of the Restricted Stock Units or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Corporation or any Subsidiary or Affiliate of the Corporation unless otherwise specifically provided for in such plan.
7.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
8.    Electronic Delivery. The Corporation may, in its sole discretion, deliver any documents related to the Restricted Stock Units and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.
9.    Nature of Grant. In accepting the Award, Grantee acknowledges that:
(a)    the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation at any time unless otherwise provided in the Plan or this Agreement;
(b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;
(c)    all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Corporation;
(d)    Grantee is voluntarily participating in the Plan;
(e)    the Restricted Stock Units and the Stock subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Corporation or Grantee’s employer, and which is outside the scope of Grantee’s employment contract, if any;
(f)    the Restricted Stock Units and the Stock subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(g)    the future value of the underlying Stock is unknown and cannot be predicted with certainty;
(h)    Awards and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;
(i)    in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Grantee’s employment with the Corporation or Grantee’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Corporation and Grantee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waive any entitlement to pursue such claim; and

(j)    in the event Grantee ceases to be a Service Provider (whether or not in breach of local labor laws), Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Grantee is no longer a Service Provider and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Grantee is no longer a Service Provider for purposes of the Restricted Stock Units.
10.    Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall also be subject to the special terms and conditions set forth in the Non-U.S. Addendum attached as Appendix B to this Agreement for Grantee’s country. Moreover, if Grantee relocates to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to Grantee to the extent the Corporation determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum attached hereto as Appendix B constitutes part of this Agreement.
11.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.
12.    Clawback Policy. Any Restricted Stock Units that have vested shall be subject to the Corporation’s recoupment policy, as in effect from time to time.
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated: March 1, 2017	By: /s/ Joshua A. Sherbin Name: Joshua A. Sherbin Title: Senior Vice President, General Counsel and Chief Compliance Officer

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED STOCK UNITS AGREEMENT, NOR IN THE CORPORATION’S 2011 OMNIBUS INCENTIVE COMPENSATION PLAN, AS AMENDED, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE CORPORATION OR ANY PARENT OR SUBSIDIARY OR AFFILIATE OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON BELOW, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS RESTRICTED STOCK UNIT AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
RESTRICTED STOCK UNITS AGREEMENT
GLOSSARY
For purposes of this Agreement:

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

A “Change of Control” shall be deemed to have occurred upon the first of the following events to occur:

(i)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below;

(ii)
the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii)
there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than (A) any such event or series of events which results in (1) the voting securities of the Corporation outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, at least 51% of the combined voting power of the securities of the

i

Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Corporation, the entity surviving such merger or consolidation or, if the Corporation or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) any such event or series of events effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; or

(iv)
the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Corporation of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Corporation’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Corporation and any other Person or an Affiliate of the Corporation and any other Person), other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity (A) at least 51% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

Notwithstanding the foregoing, (A) a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions and (B) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change of Control” shall be deemed to have occurred only if a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code shall also be deemed to have occurred under Section 409A of the Code.

“Good Reason” means:

(i)	A material and permanent diminution in Grantee’s duties or responsibilities;

(ii)	A material reduction in the aggregate value of base salary and bonus opportunity provided to Grantee by the Corporation; or

(iii)	A permanent reassignment of Grantee to another primary office more than 50 miles from the current office location.

Grantee must notify the Corporation of Grantee’s intention to invoke termination for Good Reason within 90 days after Grantee has knowledge of such event and provide the Corporation 30 days’ opportunity for cure, or such event shall not constitute Good Reason. Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

“Qualifying Termination” means a termination of Grantee’s Service with the Corporation or a Subsidiary or an Affiliate of the Corporation for any reason other than:
(i)     death;
(ii)     Disability;
(iii)     Cause; or
(iv)    a termination of Service by Grantee without Good Reason (as defined above).

APPENDIX B
TO
RESTRICTED STOCK UNITS AGREEMENT
NON-U.S. ADDENDUM

Additional Terms and Conditions for Equity Grants Under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, as amended

January 2017

Terms and Conditions

This Addendum includes additional terms and conditions that govern the performance stock units (“RSUs”) granted to you under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, as amended (referred to as the “Plan”) if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or your award agreement (the “Agreement”) that relates to your award. By accepting your award, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your award.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of January 2017. Such laws are often complex and change frequently. As a result, it is strongly recommended that you not rely on the information in this Addendum as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in your RSUs or sell shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and TriMas Corporation (the “Corporation”) is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the RSUs were granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.

COUNTRY-SPECIFIC LANGUAGE
Below please find country specific language that applies to Participants in the following countries: the United Kingdom.

UNITED KINGDOM

Terms and Conditions

Dividend Equivalent Rights. Section II.A.3 of the Agreement is hereby amended in its entirety to read as follows:

From and after the Grant Date and until the earlier of (a) the time when the Restricted Stock Units vest and are settled in accordance with Section II.A.2 hereof or (b) the time when Grantee’s rights to the Restricted Stock Units are forfeited in accordance with Section II.A.1(b) hereof, on the date that the Corporation pays a cash dividend (if any) to holders of Stock generally, Grantee shall be notionally credited with cash per Restricted Stock Unit equal to the amount of such dividend. Any amounts notionally credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment or forfeitability) as apply to the Restricted Stock Units based on which the dividend equivalents were notionally credited, and such amounts shall be paid in either cash or Stock, as determined by the Committee in its sole discretion, at the same time as the Restricted Stock Units to which they relate. If such amounts are paid in Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing such credited amounts by the Fair Market Value per share of Stock on the payment date. Notwithstanding the foregoing provisions of this Section II.A.3, Grantee shall not be entitled to the cash notionally credited at any time to the Restricted Stock Units (or the Stock representing the same, as the case may be) either legally or beneficially unless and until Grantee becomes entitled to receive the actual Stock in respect of the Award pursuant to Section II.A.2 of this Agreement.
Non-Transferability of Award. Section II.B.1 of the Agreement is hereby amended in its entirety to read as follows:

“Except as described below, this Award and the Restricted Stock Units subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and the Award shall lapse and any unvested Restricted Stock Units subject to this Award shall be forfeited if a bankruptcy order is made in respect of Grantee. For the avoidance of doubt, the provisions contained in Section 10.2 of the Plan which allow each Participant to designate a beneficiary for the Restricted Stock Units awarded to him or her under the Plan shall not apply to this Award.”

Withholding. Section II.B.2 of the Agreement is hereby amended in its entirety to read as follows:

“Grantee hereby indemnifies the Corporation, Grantee’s employer or any other person in respect of:

(i)
any amount of income tax for which the Corporation, Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system and any amounts of employee’s national insurance contributions arising from the vesting of the Award (or

v

which would not otherwise have arisen but for the grant of the Award to Grantee); and

(ii)
any amount of income tax for which the Corporation, Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system and any amounts of employee’s national insurance contributions arising in respect of, or in connection with the holding or disposal by Grantee of the shares of Stock acquired pursuant to the Award or the conversion of such shares of Stock into securities of another description whilst such shares of Stock are held by Grantee, and in pursuance of such indemnity, Grantee hereby agrees that he or she shall pay to the Corporation (or to such other entity as directed by it) such amount as shall be notified to Grantee by the Corporation as being due on any occasion under such indemnity, within seven days after being so notified. To the extent that Grantee fails to pay any amount so notified to him or by the Corporation within seven days after such notification, Grantee hereby agrees that the Corporation may withhold, or procure the withholding, from any salary, wages, payment or payments due to Grantee from the Corporation or the Grantee’s employer an amount which is equal to the amount notified to Grantee, sell or procure the sale of sufficient of the shares of Stock acquired by Grantee pursuant to the Award on behalf of Grantee to produce a sum which after any costs of sale is sufficient to discharge the amount so notified to Grantee and retain such sum or make such other arrangements, by which Grantee hereby agrees to be bound, so as to ensure that the amount notified to Grantee is discharged in full. The Corporation will not be obliged to deliver any shares of Stock to Grantee pursuant to the Award if Grantee fails to comply with his or her obligations under the foregoing provisions of this Section II.B.2 and Grantee shall not be entitled to receive the delivery of such shares of Stock.”

Clawback Policy. Section II.B.12 of the Agreement shall not apply.

Data Privacy. A new Section II.B.13 is added to the Agreement to read as follows:

“The Corporation and Grantee’s employer (together the “Data Processors”) will process the Grantee’s personal data and each may transfer the Grantee’s personal data to their Subsidiaries, HM Revenue and Customs and third party service providers, for the purposes of managing and administering the Award and the operation of the Plan including but not limited to:

(a)	administering and maintaining records relating to Grantee;

(b)	providing information to (i) trustees of any employee benefit trust or (ii) other third party administrators involved directly or indirectly in the operation of the Plan;

(c)	providing information relating to the Grantee in connection with the operation of the Plan to HM Revenue and Customs;

(d)	providing information to potential purchasers of one or more of the Data Processors; and

(e)
allowing any personal data provided by Grantee to be sent to and kept and used by any third party engaged by the Corporation to administer the Plan, including but not limited to the maintenance by such a third party of a database of Participants in the Plan.

Such personal data includes (without limitation) Grantee’s name, home address and telephone number; date of birth; social insurance or national insurance number or other identification number; salary; nationality; job title; any Stock or directorships held in the any of the Data Processors; alleged, proven and convicted offences, felonies and/or wilful misconduct; wilful failure or refusal to follow directions from the board of the Corporation; breach of fiduciary duty to the Corporation or a Subsidiary; and details of all Awards or any other entitlement to Stock awarded, cancelled, exercised, vested, unvested or outstanding in Grantee’s favour.
Grantee’s personal data may be transferred to the Data Processors or to any third parties assisting in the implementation, administration and management of the Plan and/or the Award which are based outside of the UK. Grantee’s employer and the Corporation (as appropriate) will implement safeguards to ensure the appropriate levels of protection for all such personal data. Grantee may request a list with the names and addresses of any potential recipients of the data by contacting their local human resources representative.
Grantee’s personal data will be held only as long as is necessary for the purpose for which it was collected. Grantee may (without cost) by contacting in writing their local human resources representative (i) view or request additional information about the storage and processing of their personal data, and/or (ii) request that any personal data that the Data Processors hold about Grantee which is inaccurate or out of date is corrected where appropriate.”
Loss of Office or Employment. A new Section II.B.14 is added to the Agreement to read as follows:

“In no circumstances shall Grantee, on ceasing to hold the office or employment by virtue of which he has been granted this Award, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Award or the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.”

Notifications

There are no country-specific notifications.